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                                                                     Exhibit 8.2

                          [Latham & Watkins Letterhead]


                               September 23, 1999



RiboGene, Inc.
26118 Research Road
Hayward, California 94545

                Re: Tax Consequences of Merger of RiboGene, Inc. and Cypros Pharmaceutical Corporation

Gentlemen:

         You have requested our opinion with respect to certain federal income tax consequences of the proposed merger and reorganization (the "Merger") pursuant to the Agreement and Plan of Reorganization, dated as of August 4, 1999 (the "Agreement"), among RiboGene, Inc., a Delaware corporation ("RiboGene"), Cypros Pharmaceutical Corporation, a California corporation ("Cypros"), and Cypros Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Cypros ("Sub"). This opinion is being delivered to you in connection with the Form S-4 Registration Statement/Proxy Statement/Prospectus (the "Proxy Statement") filed with respect to the Merger. For purposes of this opinion, all capitalized terms, unless otherwise specified, have the meanings assigned to them in the Agreement.

         In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, statements and representations contained in the Agreement and in the Proxy Statement. In connection with this opinion, we have also relied upon statements and representations made to us via certificates by Cypros, Sub and RiboGene with respect to certain factual matters (the "Certificates"), which statements and representations we have neither investigated nor verified. The opinions expressed herein are conditioned on the initial and continuing accuracy of the facts, information, statements and representations set forth in the documents, the Certificates and filings referred to above. We have assumed that all such facts, information, statements and representations qualified by the knowledge and belief of Cypros, RiboGene or Sub will be complete and accurate as of the Effective Time as though not so qualified. In our examination, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

         We hereby consent to the use of our name under the caption "Material Federal Income Tax Consequences" in the Proxy Statement and to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Proxy Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



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         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, pertinent judicial authorities and published rulings and other pronouncements of the Internal Revenue Service, all as of the date hereof. We express no opinion as to the tax consequences of the Merger under any laws other than the federal income tax laws of the United States.

         This opinion does not address the tax consequences of any transaction effected prior to or after the Merger (whether or not such transactions were effected in connection with the Merger), including, without limitation, the exercise of Company Options, Company Warrants, or rights to purchase shares of capital stock of RiboGene in anticipation of the Merger or the conversion of Company Preferred Stock into Company Common Stock. This opinion also does not address the United States federal income tax considerations applicable to shareholders or other persons subject to special treatment under United States federal income tax law, including, for example, RiboGene shareholders who acquired their Company Common Stock or Company Preferred Stock through an exercise of Company Options or Company Warrants or rights or otherwise as compensation, persons who acquired options, warrants or rights to purchase Parent Common Stock through an exchange or conversion of Company Options or Company Warrants, shareholders who are dealers in securities or insurance companies, shareholders who are foreign persons and shareholders who hold their stock as part of a hedge, straddle or conversion transaction.

         We have assumed that (i) all parties to the Agreement, and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Agreement and such other documents, (ii) the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions, and (iii) the Merger is authorized by and will be effected pursuant to applicable state law. We have also assumed that (i) the opinion dated September 23, 1999 rendered by Cooley Godward LLP to Cypros pursuant to the Agreement has been delivered and has not been withdrawn, and (ii) the Merger will be reported by RiboGene and Cypros on their respective federal income tax returns in a manner consistent with the opinion set forth below.

         Based solely on and subject to (a) the qualifications and limitations set forth herein, and (b) the qualifications, limitations, representations and assumptions contained in the portion of the Proxy Statement captioned "Material Federal Income Tax Consequences" and in the Certificates, we are of the opinion that (i) for federal income tax purposes, the Merger will be treated as a reorganization within the meaning of section 368(a) of the Code, and (ii) the statements in the Proxy Statement set forth under the caption "Material Federal Income Tax Consequences," to the extent such statements constitute matters of law, summaries of legal



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matters or legal conclusions, are the material United States federal income tax consequences of the Merger under applicable law.

         Except as set forth above, we express no other opinion as to the tax consequences of the Merger and related transactions to any party under federal, state, local or foreign laws. Our opinion is not binding on the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions herein. If all of the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times, our opinion might be adversely affected and may not be relied upon.

         We are furnishing this opinion solely to RiboGene and its shareholders in connection with the Merger, and this opinion is not to be relied upon by any other person for any other purpose.

                                                     Very truly yours,


                                                     /s/ LATHAM & WATKINS